EXHIBIT 10.4(5)
AMENDMENT NO. 1 TO
AMENDED AND RESTATED JOINT VENTURE AGREEMENT
     THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED JOINT VENTURE AGREEMENT (this “Amendment”) is made and entered into as of April 25, 2005, by and among Nevada Landing Partnership, an Illinois general partnership (“Nevada Group”), and RBG, L.P., an Illinois limited partnership (“Illinois Group”).
W I T N E S S E T H:
     WHEREAS, the Nevada Group and the Illinois Group are the Partners of Elgin Riverboat Resort-Riverboat Casino, an Illinois general partnership (the “Joint Venture”), each with a fifty (50%) percent Partnership Interest;
     WHEREAS, the Joint Venture is governed by that certain Amended and Restated Joint Venture Agreement, made and entered into as of June 25, 2002 (the “JV Agreement”);
     WHEREAS, the Nevada Group is an indirect wholly-owned subsidiary of Mandalay Resort Group, a Nevada corporation, which has agreed to merge with and into a wholly-owned subsidiary of MGM MIRAGE, a Delaware corporation (the “Merger”);
     WHEREAS, in connection with, and to facilitate the completion of the Merger, the Nevada Group desires to deposit with and J.P. Morgan Trust Company, National Association, as escrow agent (the “Escrow Agent”), and the Escrow Agent is willing to accept and receive into escrow, all of the Nevada Group’s Partnership Interest in the Joint Venture, effective immediately prior to the Merger (the “Escrow”), all as more fully described in and pursuant to the terms and conditions of a certain escrow agreement of even date herewith a copy of which is attached hereto as Annex 1 (the “Escrow Agreement”);
     WHEREAS, pursuant to Section 11.10 of the JV Agreement, the JV Agreement may be amended in a document duly executed by each Partner; and
     WHEREAS, the Partners desire to amend the JV Agreement to provide for, among other things, the rights and obligations of the Partners during the pendency of the Escrow.
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:
     1. Definitions. Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the JV Agreement.
     2. Amendments to Definitions. Article I of the JV Agreement is hereby amended to replace the word “Hotel” with “Joint Venture’s assets” in the definition of “Sale” and to add the following defined terms in alphabetical order to Article I to read as follows:
          “Amendment” shall mean that certain Amendment No. 1 to Amended and Restated Joint Venture Agreement, entered into as of April ___, 2005.

          “Deposits” shall have the meaning set forth in the Escrow Agreement.
          “Escrow Agent” shall mean J.P. Morgan Trust Company, National Association, in its capacity as escrow agent pursuant to the Escrow Agreement, or any permitted successor thereto.
          “Escrow Agreement” shall mean that certain Escrow Agreement, dated as of April ___, 2005, by and between the Nevada Group and the Escrow Agent a copy of which is attached to this Agreement as Exhibit A.
          “Escrowed Interest” shall mean the Nevada Group’s right, title and interest in and to its Partnership Interest in the Joint Venture deposited with the Escrow Agent, including all Deposits and Permitted Investments.
          “Independent Accountants” shall mean Deloitte & Touche LLP, or such other national accounting firm as selected by the Nevada Group and Illinois Group.
          “Interim Period” shall mean the period of time beginning on the date the Escrowed Interest is deposited into escrow pursuant to the Escrow Agreement and ending on the assignment of the Escrowed Interest out of escrow pursuant to the Escrow Agreement following approval thereof by the Illinois Gaming Board or as otherwise directed by the Illinois Gaming Board.
          “Merger” shall mean the merger of Mandalay Resort Group, a Nevada corporation, into a wholly-owned subsidiary of MGM MIRAGE, a Delaware corporation.
          “Permitted Investments” shall have the meaning set forth in the Escrow Agreement.
          “Subject Interest” shall mean the Partnership Interest of the Nevada Group, including the Escrowed Interest.
          “Subject Transactions” shall mean the Merger, the deposit of the Escrowed Interest into escrow pursuant to the Escrow Agreement and/or any of the transactions associated therewith or contemplated thereby; provided, however, that the term Subject Transactions shall not include actions by the Managing Joint Venture Partner in connection with the operation of the Joint Venture’s business or the provisions in this Agreement relating to the Preferred Distribution.
          “Tax Loss” shall mean the amount as determined by the Independent Accountants calculated as the difference between:
          (x) the sum of (1) the increased amount of state and federal income taxes owed by a Tax Termination Indemnitee (as defined in Section 9.4 of the Agreement, as amended by this Amendment) as a result of a final determination, after all available appeals have been exhausted) that a sale or other transfer of a Partnership Interest has caused a tax termination of the Joint Venture for federal income tax purposes pursuant to Section 708(b) of the Code (including interest and penalties assessed) using such Tax Termination Indemnitee’s marginal income tax rates applicable to the income resulting from the adjusted allocation from the Joint Venture and the payment of the Tax Loss; and (2) the amount of increased state and federal income tax owed by such Tax Termination Indemnitee with respect to taxable years after the taxable years at issue in the final determination described above using the same marginal income tax rates used for clause (1) of this definition discounted to the date of payment of the Tax Loss at a rate equal to six percent (6%); and
          (y) the amount of decreased state and federal income taxes owed by such Tax Termination Indemnitee with respect to taxable years after the taxable years at issue in the final determination described above using the same marginal income tax rates used for clause (1) of this definition discounted to the date of payment at a rate equal to six percent (6%).
     3. Amendment related to Escrow. Article XI of the JV Agreement is hereby amended to add a new Section 11.14 to Article XI to read as follows:
          “11.14 Escrow-Related Matters. During the Interim Period and notwithstanding anything in this Agreement to the contrary, neither the Nevada Group nor the Escrow Agent shall be deemed to have any power or authority of a Partner hereunder and the Escrow Agent shall not be a substitute Partner; provided that (i) in accordance with the terms and conditions of the Escrow Agreement and applicable law, the Escrow Agent shall be entitled to receive and hold in escrow the Nevada Group’s share of the profits and the Nevada Group shall bear its share of losses as a Partner and (ii) the Nevada Group and, the Escrow Agent to the extent of the Deposits and Permitted Investments, shall be liable for 50% of the liabilities of the Joint Venture. In furtherance and not in limitation of the forgoing, the following provisions shall apply during the pendency of the Interim Period:
          (a) The Nevada Group hereby irrevocably authorizes and directs the Joint Venture to deposit with the Escrow Agent all cash and/or other distributions with respect to the Nevada Group’s Partnership Interest.
          (b) Neither the Nevada Group nor the Escrow Agent shall have any right to designate or elect any member of the Committee.
          (c) The members of the Committee appointed by the Nevada Group who serve on the Committee immediately prior to the commencement of the Interim Period are hereby removed from such positions by the Nevada Group effective on the date hereof and the three (3) positions on the Committee to which the Nevada Group is entitled to appoint members shall remain vacant during the Interim Period. Any action taken by the remaining members of the Committee in conformity with this Agreement and applicable law shall be fully binding on all Partners (including, for this purpose, the Nevada Group and the Escrow Agent).
          (d) Any action that may be taken by a Partner pursuant to the terms of this Agreement may only be taken by the Managing Joint Venture Partner in conformity with this Agreement and applicable law; provided, that, unless required by the Illinois Gaming Board or the staff of the Illinois Gaming Board, the Managing Joint Venture Partner shall not have the authority to:
          (i) sell all or substantially all of the assets of the Joint Venture;
          (ii) re-brand the Joint Venture assets; or
          (iii) make calls for additional capital contributions to fund expenditures which are not in the ordinary course of business and which are not required for the operation of the Joint Venture assets as they are presently operated or proposed to be operated (as of the date hereof); provided, that the foregoing provisions of this sub-clause (iii) shall not limit the ability of the Managing Joint Venture Partner to make calls for additional capital contributions to the extent such additional capital contributions are: (A) reasonably necessary in the event of an emergency for the continued operation of the Joint Venture and its assets as they are operated immediately prior to the event giving rise to the emergency (but taking into account the nature and impact of the emergency); (B) consistent with past practice of the Nevada Group (in its capacity as Managing Joint Venture Partner); (C) reasonably necessary to maintain the competitive position of the Joint Venture and its assets so long as such expenditures are not of such disproportionate size or nature as to unreasonably change the nature of the Joint Venture and/or its assets; (D) used to fund the acquisition of additional gaming positions to the extent allowed by Illinois law, together with any additional expenditures reasonably necessary to support such additional gaming positions; (E) required by the Illinois Gaming Board in connection with re-licensing or otherwise; or (F) consistent with the most recent capital expenditure budget approved by the Committee.
          (e) Except as provided by the terms and provisions of the Escrow Agreement or as contemplated in this Agreement, the Nevada Group will not, and will not cause the Escrow Agent to, sell, transfer, convey or assign or attempt to sell, transfer, convey or assign the Subject Interest.
          (f) The Escrow Agent, to the extent of the Deposits and the Permitted Investments, shall advance to the Joint Venture the Nevada Group’s pro rata share of any required additional capital contributions pursuant to Section 4.2 of this Agreement; provided, that the Nevada Group or its Affiliates shall be allowed to fund such capital calls to the extent that the Nevada Group or its Affiliates are permitted to do so by applicable law and the Illinois Gaming Board. Any amounts funded pursuant to this Section 11.4(f) shall be credited to the Nevada Group’s capital account.
          (g) The Committee shall continue to operate the Joint Venture in the ordinary course, consistent with past practice; provided that the foregoing shall not limit the ability of the Committee to take or authorize actions: (i) otherwise expressly contemplated by this Agreement, (ii) reasonably necessary in the event of an emergency for the continued operation of the Joint Venture and its assets as they are operated immediately prior to the event giving rise to the emergency (but taking into account the nature and impact of the emergency); (iii) reasonably necessary to maintain the competitive position of the Joint Venture and its assets so long as such expenditures are not of such disproportionate size or nature as to unreasonably change the nature of the Joint Venture and/or its assets; (iv) in connection with the acquisition of additional gaming positions to the extent allowed by Illinois law, together with any actions reasonably necessary to support such additional gaming positions; or (v) required by the Illinois Gaming Board.
          (h) Without limiting anything contained in this Agreement, the Managing Joint Venture Partner shall not have the unilateral right to effect any further amendments to this Agreement except to the extent required by applicable law or the Illinois Gaming Board.
            The Nevada Group and MGM MIRAGE, a Delaware corporation, shall jointly and severally indemnify, defend and hold the Joint Venture and the Illinois Group, and each officer, director, stockholder, partner, employee, agent, affiliate, subsidiary or assign of the Joint Venture or the Illinois Group (the “Escrow-Related Indemnitees”) free and harmless of, and from and against any expenses, losses, claims, costs, damages and liabilities, including without limitation, judgments, fines, amounts paid in settlement and expenses (including without limitation, attorneys fees and expenses, court costs, investigation costs and litigation costs) incurred by any Escrow-Related Indemnitee arising out of or in connection with (i) any claim, allegation or determination that the transactions contemplated by the Amendment, including, without limitation, the Subject Transactions, are prohibited by law or result or could result in a Loss of License, whether before the Illinois Gaming Board or otherwise, (ii) any claim, allegation or determination that the transactions contemplated by the Amendment, including, without limitation, the Subject Transactions, result in a termination of the Joint Venture for federal or state income tax purposes, which indemnity shall be in accordance with Section 9.4 of this Agreement, as amended by the Amendment, and (iii) any action or omission of the Nevada Group or any equity holder, affiliate, subsidiary or assign of the Nevada Group in respect of the Joint Venture or the Illinois Group during the Interim Period, including any breach of this Joint Venture Agreement. Neither the Escrow Agent, Nevada Group nor any officer, director, stockholder, partner, employee, agent, affiliate, subsidiary or assign of the Nevada Group shall be entitled to indemnification from the Joint Venture (pursuant to Section 7.7 or otherwise) with respect to the matters specified in the immediately proceeding sentence. Notwithstanding the foregoing, the foregoing indemnification is not intended to apply to actions taken by the Managing Joint Venture Partner in connection with the operation of the Joint Venture’s business, which shall be governed solely by Section 7.7.
     If the Interim Period has not terminated within twelve (12) months from the date hereof, then the Illinois Group shall have the right to initiate and conduct, with the reasonable participation of the Nevada Group, an auction for the sale of all Partnership Interests in the Joint Venture and/or all or substantially all of the assets of the Joint Venture to a third party through a nationally recognized “bulge bracket” investment banking firm reasonably acceptable to the Nevada Group (the “Investment Bank”), and to cause the Nevada Group to sell its Partnership Interest in the Joint Venture in such a transaction or sell all or substantially all of the assets of the Joint Venture for the highest and best price obtained in the auction process concurrently with the sale of the Illinois Group’s Partnership Interest or the sale of all or substantially all of the assets of the Joint Venture. The Nevada Group agrees to cooperate (to the extent permitted by law) in the auction process in good faith and accept terms and conditions of the sale which are no less favorable to it than those to which the Illinois Group is subject.
     Immediately upon termination of the Interim Period, subject to the terms of this Agreement and applicable law, the Nevada Group or its transferee pursuant to the Escrow Agreement (subject to the other terms and conditions of this Agreement and the approval of the Illinois Gaming Board and any other applicable governmental authority) shall be restored in all of the power and authority of a Partner hereunder, including without limitation, its right to appoint three (3) members of the Committee pursuant to Section 7.1 of the Agreement.”

     4. Amendments related to Managing Joint Venture Partner.
          (i) Section 7.1 of the JV Agreement is hereby amended to replace the fifth full paragraph of Section 7.1 (which, for the avoidance of doubt, begins with the words “The Managing Joint Venture Partner will not receive any fees but will receive ...”) with the following:
          “The Managing Joint Venture Partner shall be entitled to receive one percent (1%) of Adjusted Gross Receipts (as defined in the Illinois Riverboat Gambling Act) as a preferred distribution (the “Preferred Distribution”) (which shall be a guaranteed payment under Section 707(c) of the Code), to be made prior to any distributions in accordance with Partnership Percentages, for the exercise of its responsibilities as the Managing Joint Venture Partner. In addition, the Managing Joint Venture Partner shall be entitled to reimbursements for costs and expenses pursuant to Section 7.3 of this Agreement; provided that during the Interim Period, neither the Committee nor the Managing Joint Venture Partner shall have the right to approve the payment by or allocation to the Joint Venture of any salaries, fees, commissions or other compensation whatsoever of any Affiliate of the Managing Joint Venture Partner except to the extent such payment or allocation is consistent with the past practice of the Nevada Group (in its capacity as Managing Joint Venture Partner) and is otherwise on an arms’ length basis.”
          (ii) Section 7.1 of the JV Agreement is hereby amended to replace the sixth full paragraph of Section 7.1 (which, for the avoidance of doubt, begins with the words “In the event that Michael S. Ensign should cease to be either the Chief Operating Officer ...”) with the following:
          “Subject to the terms of this Agreement and applicable law, the Managing Joint Venture Partner shall have the right and authority to cause the Joint Venture to finance or refinance its assets with a third party lender or lenders that are not an Affiliate of either Partner on such commercially reasonable terms as determined in conjunction with an internationally recognized “bulge bracket” investment banking firm selected by the Managing Joint Venture Partner; provided, that any net proceeds of such financing or refinancing available for distribution shall be distributed to the Partners in accordance with the terms of this Agreement.”
     5. Amendments related to Transfers Causing Tax Termination.
          (i) Section 9.4 of the JV Agreement is hereby amended to delete clause (iv) of Section 9.4 in its entirety and to re-number the succeeding clauses of Section 9.4 accordingly.
          (ii) Section 9.4 of the JV Agreement is hereby amended to add a new sentence to the end of Section 9.4 to read as follows:

          “In connection with any sale or other transfer of a Partnership Interest, the selling or transferring Partner shall indemnify, defend and hold the Joint Venture and each of the other Partners (including, for this purpose, the Nevada Group), and each officer, director, stockholder, partner, employee, agent, affiliate, subsidiary or assign of the Joint Venture or such other Partner (the “Tax Termination Indemnitees”) free and harmless of, from and against any Tax Loss incurred by any Tax Termination Indemnitee arising out of or in connection with any claim, allegation or determination that such sale or other transfer results in a termination of the Joint Venture for federal or state income tax purposes.”
     6. Amendments related to Buy-Out Provisions.
          (i) Section 8.3 of the JV Agreement is hereby amended to replace the second sentence of Section 8.3 with the following:
          “The closing shall take place at the offices of the Joint Venture on the later of (x) the thirtieth (30th) day after delivery of the Buy-Out Notice or (y) the third (3rd) day after all consents, approvals and authorizations of any governmental authority (including the Illinois Gaming Board) necessary to complete the buy out shall have been obtained and any applicable waiting period under applicable antitrust laws shall have expired or been terminated.”
          (ii) Section 8.3 of the JV Agreement is hereby amended to add a new sentence after the third sentence of Section 8.3 to read as follows:
          “The Responsible Partner shall be required to make the following representations and warranties to the Non-Responsible Partner at the closing: (i) good title to the Partnership Interest being sold, (ii) the absence of liens or other encumbrances with respect to the Partnership Interest, (iii) the Responsible Partner’s valid existence and good standing, (iv) the authority for, and validity and binding effect of (as against the Responsible Partner), any agreement entered into by the Responsible Partner’s in connection with such sale, and (v) all required material consents to the Responsible Partner’s sale and material governmental approvals having been obtained (excluding any securities laws).”
     7. Amendments Relating to Transfers. Section 9.5 of the JV Agreement is hereby amended by:
          (i) deleting the last sentence of the first paragraph thereof;
          (ii) deleting the clause “and upon admission of the transferee as a new partner” in the third paragraph thereof; and
          (iii) adding the following sentence at the end of Section 9.5:

          “Notwithstanding the foregoing, each Partner owning at least a fifty percent (50%) Partnership Interest shall be entitled to elect three (3) members of the Committee.”
     8. Amendments to Exhibits. The JV Agreement is hereby amended to add an Annex 1 to the JV Agreement to read as Annex 1 attached hereto.
     9. Matters related to Escrow Agreement. Without the prior written consent of the Illinois Group, neither the Nevada Group nor the Escrow Agent shall modify, amend or terminate, or waive or release any of its rights under, the Escrow Agreement, unless required by the Illinois Gaming Board. Any successor to the original Escrow Agent shall be subject to the prior written approval of the Illinois Group, which approval shall not be unreasonably withheld or delayed. The Illinois Group, the Nevada Group and the Escrow Agent agree that the terms of the JV Agreement, as amended, shall govern and control the rights and obligations associated with Partnership Interests and the operations of the Joint Venture.
     10. No Other Amendments. Except as specifically amended hereby, the JV Agreement shall continue in full force and effect as written.
     11. Governing Law. This Amendment is made pursuant to and shall be governed by and construed in accordance with the laws of the State of Illinois.
     12. Captions. All article and section headings or captions contained in this Amendment are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Amendment or the intent of any provision hereof.
     13. Severability. If any provision of this Amendment or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Amendment or the application of such provision to such person or circumstances, other than as to which it is so determined invalid or unenforceable shall not be affected thereby, and each provision shall be valid and shall be enforced to the fullest extent permitted by law.
     14. Entire Agreement. The JV Agreement, as amended hereby, contains the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and all prior agreements relative hereto which are not contained herein are terminated. All references in the JV Agreement to “this Agreement”, “hereof”, “hereby” and words of similar import shall refer to the JV Agreement as amended hereby.
     15. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall be deemed one agreement, but no counterpart shall be binding unless an identical counterpart shall have been executed and delivered by each of the other parties hereto.

     16. Further Assurances. The parties hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party may reasonably request in order to carry out the intent and purposes of this Amendment.
     17. Illinois Gaming Laws. All of the provisions of this Amendment are subject to the Illinois Riverboat Gambling Act and the rules and regulations of the Illinois Gaming Board.
     18. Principal Stockholders. The parties acknowledge that neither Tracinda Corporation nor Kirk Kerkorian, individually or collectively, is a party to this Amendment, the JV Agreement or any exhibit or agreement provided for herein or therein. Accordingly, the parties hereby agree that in the event (i) there is any alleged breach or default by any party under this Amendment, the JV Agreement or any exhibit or agreement provided for herein or therein, or (ii) any party has any claim arising from or relating to any such agreement, no party, nor any party claiming through it (to the extent permitted by applicable law), shall commence any proceedings or otherwise seek to impose any liability whatsoever against Tracinda Corporation or Kirk Kerkorian by reason of such alleged breach, default or claim.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have duly caused this Amendment to be duly executed as of the day and year first written above.

PARTNERS:

ILLINOIS GROUP

RBG, L.P., an Illinois limited partnership

By:	HCCA CORPORATION, its general partner

By:	/s/ Peter M. Liguori

Name: Peter M. Liguori
Its: President

NEVADA GROUP

NEVADA LANDING PARTNERSHIP, an
Illinois general partnership

By:	M.S.E. INVESTMENTS, INCORPORATED, a general partner

By:	/s/ Michael S. Ensign

Name: Michael S. Ensign
Its:

LIMITED JOINDER
     WHEREAS, Nevada Landing Partnership, an Illinois general partnership (“Nevada Group”), and RBG, L.P., an Illinois limited partnership (“Illinois Group”), are the Partners of Elgin Riverboat Resort-Riverboat Casino, an Illinois general partnership (the “Joint Venture”):
     WHEREAS, the Joint Venture is governed by that certain Amended and Restated Joint Venture Agreement, made and entered into as of June 25, 2002 (the “JV Agreement”);
     WHEREAS, to induce the Illinois Group to enter into that certain Amendment No. 1 to Amended and Restated Joint Venture Agreement (the “Amendment”), dated as of the date hereof, the undersigned desires to join in the execution and delivery of the JV Agreement, as amended by the Amendment, solely with respect to the provisions set forth in Sections 11.3, 11.5, 11.6, 11.7, 11.8, 11.9, 11.11, 11.13 and 11.14 thereof (the “Applicable Sections”);
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the undersigned hereby joins in the execution and delivery of the JV Agreement, as amended by this Amendment, solely with respect to the provisions set forth in the Applicable Sections and agrees to be bound in all respects by the Applicable Sections as if the undersigned were a signatory thereto.

Dated: April 25, 2005	MGM MIRAGE, a Delaware corporation

	By:	/s/ Bryan L. Wright

		Name:	Bryan L. Wright
		Its:	Senior Vice President, Assistant General Counsel

ANNEX 1
Escrow Agreement
[See Attached]